Exhibit 10.47

HENRY SCHEIN®

Global Mobility
Local Permanent Move

LOCAL PERMANENT MOVE LETTER

Committed to mobility success

August 23, 2023

Dear Andrea Albertini:

Congratulations on your upcoming international move. As part of the continuing development of your career at Henry Schein, we are pleased to share with you the details of your move. This letter confirms our mutual understanding of the terms and conditions applying to your move. The letter is neither intended, nor to be construed, as an employment contract of any type or as an undertaking by Henry Schein Inc, (the “Company”) and any of its subsidiaries. Your employment during the move, and the terms of this outline, are subject to the Company’s personnel policies, compensation programs and benefit plans. The Company reserves the right to modify the terms and conditions of your move due to changes in applicable Company policy.

Home City and Country: Bologna, Italy

Host City and Country: New York, U.S.A.

Move Title: CEO, International Distribution Group, Global Dental Equipment and Lab

Estimated Move Effective Date: September 1, 2023

All move terms and conditions that apply to you are summarized in the Henry Schein Global Mobility Policy for a Local Permanent move. You are responsible to review and agree to both this letter and the policy document.

Your move is conditional upon the issue and maintenance of valid residency, work and/or any other permits necessary to legally reside and work in your host location as well as your acceptance of the terms and conditions outlined in this letter and in the policy detailed above. The move will be effective only after the Move Letter has been signed by both parties and other condition(s) of move have been met.

COMPENSATION AND BENEFITS

You will be placed on host country compensation and incentive target and will participate in the host country health care and retirement plans upon relocation. Additional benefits specific to your home/host location may apply and will be outlined in the attached provision summary. Your original hire date will be maintained and you will follow host country policies for vacation entitlement, work schedule and holidays.

Please refer to the Move Allowance Summary for specific details of your compensation and move related allowances and services.

Local Permanent Move Letter

TSM EXPECTATIONS

During the course of your move, you may not engage in any employment or business enterprise that will in any way conflict with your service to, or the interests of, the Company. You will be required to comply with all applicable laws in the host country.

TAX POLICY & ASSISTANCE

You will be responsible for complying with any and all applicable income tax regulations in your home and host country and in any other countries where you are required to pay taxes. The Company will provide tax filing assistance through a designated tax services provider.

You will be responsible for all actual taxes (in all jurisdictions as applicable) on base compensation which includes the base salary, bonus and long-term incentives. For other move-related support elements that enable the relocation to the Host Country, along with elements to aid you during the move period, to the extent these move-related elements are taxable; Henry Schein will be responsible for the tax due on these items. Below is a list of the potential items for which you may be eligible to receive and which income and/or social taxes may be due that will be the responsibility of Henry Schein:

•	Any taxable items you receive prior to the move (defined as the Pre-Move phase)

•	Move-related support elements you receive during and after the move (defined as the Post-Move phase)

In some cases, the effect of the move on your tax obligations will last longer than the year of the move. For this reason, the tax filing assistance will be provided for

•	The year of the move from the Home Location to the Host Location

•	Four (4) years after the move or until residual tax expenses are complete

ACCEPTANCE

You recognize that the Company retains the right to establish and modify compensation, benefits and working conditions for its TSMs, and for its various categories of TSMs, in its sole discretion. It is important to understand that our Company does not offer employment on a fixed term or guaranteed basis and the representations in this should not be constructed in any manner as a proposed contract for any fixed term of employment.

Local Permanent Move Letter

I have read and fully understand and accept the terms and conditions of the move as outlined in this letter.

TSM:	/s/ Andrea Albertini	Date: August 23, 2023
Andrea Albertini

Authorized Signer:	/s/ Lorelei McGlynn	Date: August 23, 2023
Lorelei McGlynn

Local Permanent Move Letter

Assignment Allowance Summary

TSM Name: Andrea Albertini

Family Size: Three (3): Self, Spouse, Son

Assignment Type: Local Permanent

Estimated Assignment Effective Date: September 1, 2023

TSM Base Compensation	Amount and Currency	Pay Frequency	Gross/Net
Annual Base Salary & Currency (includes Car Allowance):	$575,000 USD	Annual	Gross

Variable Pay:	$402,500 USD	Annual	Gross

Equity	$900,000 USD	Annual – start March 2024

One Time Equity	$750,000USD	One Time – Granted in September 2023

Assignment Allowances	Amount and Currency	Payment Type	Gross/Net
Relocation Bonus Award:	$1,500,000	Paid in equal monthly installments beginning September 2023 and continuing for 48 months. ($31,250/mo.)	Gross

Other One Time Items as listed below to be paid by the Company:	Estimate - TBD: $155,000 USD Year (1) $37,500 (Years 2,3 & 4)	Company Paid Directly to Vendors as follows:

• Immigration Visas for TSM/Family		Greenspoon Marder

• Transportation of Goods – Air Shipment (500 lbs)		Continuum Relocation

• Estimated employer US tax cost on relocation services

• Furniture Allowance	$50,000	One-Time Payment to TSM	Gross
• Deloitte Tax Services: • Pre-Assignment Tax Estimates • Exit Home & Enter Host Location Interview	TBD – Estimate $1K for E/E and $2,500 per Return + cost of Italy Return	Directly to Deloitte

Local Permanent Move Letter

•

Deloitte Tax Preparation – Four (4) years Tax Assistance or until residual tax expenses completed (Employees are responsible for paying all actual home/host country taxes without support from the Company)

•

Ongoing Periodic Tax Advice, as needed

• Destination/Cultural Services – 2 -3 days w/3rd Party Provider – home finding; familiarize with Country; Schools; Location Registration & paperwork; shopping; dining; medical facilities, etc.	TBD	Paid Directly to Continuum/Relocation/Cooper & Cooper

• Home Leave – TSM will be eligible for three (3) home visits per year for a period of 4 years (TSM; Spouse; Dependent)	TBD	Charge to Cost Center

Local Permanent Move Letter